UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Walter Investment Management Corp.

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Purpose of Additional Materials

Walter Investment Management Corp. (the “Company”) is furnishing this supplement to its proxy statement, dated March 31, 2015, relating to the Company’s 2015 Annual Meeting of Stockholders (the “Proxy Statement”) in order to provide information concerning the settlement of the previously-reported complaint by the Securities and Exchange Commission (the “SEC”) with respect to Patricia Cook, who serves as President of DT Holdings, LLC, a wholly owned subsidiary of the Company. This supplement was first distributed to stockholders on or about April 15, 2015.

Information regarding the settlement is set forth in Patricia Cook’s updated biography below. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. We urge you to read this supplement carefully and in its entirety together with the Proxy Statement. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented by this supplement.

Patricia Cook

Patricia Cook – President of DT Holdings, LLC, a wholly owned subsidiary of the Company. Ms. Cook has been President of DT Holdings, LLC since January 2013 and provides strategic oversight of the Company’s mortgage loan originations business. Prior to her current role, Ms. Cook was Executive Vice President of Business Development for Green Tree from January 2009 to January 2013. She led business development efforts, partnering with other Green Tree senior leaders, to develop relationships that generate ongoing, repeat business for Green Tree. Prior to joining Green Tree in 2009, Ms. Cook was Executive Vice President and Chief Business Officer of Freddie Mac, where she was responsible for the Single Family, Multi Family and Investment and Capital Markets Divisions as well as the corporate functions of Mission and Business Operations. In April 2015, Ms. Cook entered into a Stipulation and Agreement with the SEC with respect to the SEC’s December 2011 complaint against Ms. Cook and certain other former executives of Freddie Mac, which alleged that each of these individuals violated and/or aided and abetted violations of the antifraud and/or reporting provisions of the federal securities laws while employed by Freddie Mac. The Stipulation and Agreement resolves all claims against Ms. Cook arising out of or relating to the SEC’s complaint, without any findings against or admissions by Ms. Cook. In the Stipulation and Agreement, Ms. Cook has agreed not to violate certain securities laws or to sign certain reports or certifications for a period of eighteen months from the date of the court order approving such agreement. Prior to joining Freddie Mac in August 2004, she served as Managing Director and Chief Investment Officer for Fixed Income at JP Morgan Fleming Asset Management. Prior to joining JP Morgan Fleming Asset Management, she held similar positions at Prudential Investment Management, Inc. and Fisher Francis Trees & Watts, Inc., an asset management firm. She began her career at Salomon Brothers Inc. in Fixed Income Sales and Trading. She holds a Masters of Business Administration degree from New York University and a bachelor’s degree from Saint Mary’s College.